Exhibit No. 99
For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(952) 239-9665 (cellular) or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy December Comparable Store Sales
Increase 9.3 Percent

Revenue increases 19% to $4.64 billion;
Company expects Q4 earnings at middle to upper end of prior range

December Revenue Summary – Fiscal 2004
(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain(1)
Continuing Operations	$4.64	19%	9.3%
Domestic	$4.13	17%	9.6%
International	$0.51	46%	6.5%

Year-to-Date Revenue Summary – Fiscal 2004

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain(1)
Continuing Operations	$20.74	16%	6.5%
Domestic	$18.75	14%	6.8%
International	$1.99	41%	3.9%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales gain excludes the impact of fluctuations in foreign currency exchange rates.

LAS VEGAS, Jan. 8, 2004 – Best Buy Co., Inc. (NYSE: BBY), from the Consumer Electronics Show, today reported total revenue for the fiscal month ended Jan. 3, 2004, of $4.64 billion, an increase of 19 percent compared with $3.89 billion for the fiscal month ended Jan. 4, 2003, including gains from the addition of 72 new stores in the past 12 months. Best Buy also reported a 9.3-percent gain in comparable store sales for the five-week period, which was better than expected. The Company attributed the comparable store sales gain to increased customer traffic, particularly late in the holiday selling season; compelling promotional offers; and outstanding execution at all of its retail stores.

“Sales accelerated in the last two weeks of the period, as customers redeemed gift cards and bought themselves the gifts they really wanted,” said Brad Anderson, vice chairman and chief executive officer.

“Credit for our market share gains goes to our store employees, who are knowledgeable and eager to find the right solution for each customer; effective advertising and promotional campaigns; and improved in-stock levels,” he continued.  “Customer loyalty, customer satisfaction and brand awareness are at all-time highs for Best Buy.”

U.S. and Canadian Stores Enjoy Comparable Store Sales Gains

The Company’s domestic segment, which includes 600 U.S. Best Buy stores and 22 Magnolia Audio Video stores, reported revenue of $4.13 billion for fiscal December, an increase of 17 percent over the prior year. The domestic segment reported a comparable store sales gain of 9.6 percent for the fiscal month. U.S. Best Buy stores had a comparable store sales gain of 9.6 percent, reflecting increased customer traffic and exceptional in-store execution. Magnolia Audio Video had revenue of approximately $20 million, an increase of 12 percent, and a comparable store sales decline of 3.3 percent.

“Customers recognize our stores as the destination for solutions, whether they are into home entertainment, digital imaging, digital music, personal networking or video gaming,” said Al Lenzmeier, president and chief operating officer. “They prefer to shop at our stores because they have fun and appreciate our great assortments, good values and knowledgeable store associates.”

The Company’s international segment, which includes 108 Future Shop stores and 19 Best Buy stores in Canada, contributed revenue of approximately $510 million for the fiscal month, an increase of 46 percent over the prior year. Half of the revenue gain was due to favorable exchange rates, and the addition of new stores also had a significant impact. The international segment had a comparable store sales gain of 6.5 percent in that period, reflecting solid holiday and Boxing Day results. “Twenty-eight of our Canadian stores exceeded $1 million Canadian in revenue on Boxing Day, compared with 19 in the prior year,” said Lenzmeier. “We believe we gained market share in Canada this holiday selling season, and we continue to be pleased with our dual-branding strategy, as both brands showed comparable store sales increases for the month.”

The Company’s gain in comparable store sales for fiscal December reflected significant increases in revenue from notebook and desktop computers as well as digital imaging products, including digital cameras, digital camcorders and printers. Comparable store sales of digital TVs grew by the strong double digits. Entertainment software products also contributed to the increase, as revenue from CDs rose sharply and revenue from DVDs and video game software increased as well, on a year-over-year basis. Comparable store sales of appliances increased by the low single digits.

For the first 10 months of fiscal 2004, the Company reported revenue of $20.74 billion, an increase of 16 percent, driven by a strong comparable store sales gain and the addition of new stores in the past 12 months. The Company’s comparable store sales gain year-to-date was 6.5 percent, including a domestic gain of 6.8 percent and an international gain of 3.9 percent.

Company Expects Earnings for Fiscal 2004 to Finish at Middle to High End of Range

Darren Jackson, executive vice president and CFO, said, “December’s record revenue is a great start to the quarter. We capitalized on an opportunity to gain significant market share.  The home office category was the standout performer in the month.  Given the revenue mix, we now expect our operating profit rate to be equal to that of the prior year’s fourth quarter.  Assuming that comparable store sales finish at the high end of our range, we should finish at the middle to upper end of the earnings ranges we provided on December 17.”

The Company had estimated that earnings from continuing operations would increase by approximately 18 percent to a range of $1.34 to $1.39 per diluted share for the fourth quarter of fiscal 2004, compared with $1.16 per diluted share for the fourth quarter of fiscal 2003. The Company also had said that it expected earnings from continuing operations of $2.35 to $2.40 per diluted share for fiscal 2004, a 24-percent increase compared with $1.91 per diluted share in fiscal 2003.

The average analyst estimate for Best Buy’s earnings from continuing operations is $1.38 per diluted share for the fourth quarter and $2.39 per diluted share for the fiscal year.

The Company said it plans to conduct a conference call for analysts, institutional investors and news media at 11 a.m. eastern time (8 a.m. pacific time) today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “For Our Investors” link. Following the live event, the call is to be posted on the Audio Archive page of Best Buy’s Web site so that it may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

The Company is expected to announce its fourth-quarter revenue on March 4, 2004, and its fourth-quarter earnings on March 31, 2004.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The Company’s subsidiaries reach consumers through approximately 750 stores in the United States and Canada.

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